UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

On June 12, 2023, ETFS Capital issued the following press release:

ETFS Capital Thanks WisdomTree Stockholders for their Support – The Case for Change is Irrefutable

ETFS Capital Nominees Aust, Pankopf and Tuckwell will Bring an Infusion of Skills, Experience and Fresh Independent Stockholder Perspective

Highlights that Independent Proxy Advisory Firms ISS and Glass Lewis Supported its Call for Boardroom Change and for the Removal of Chairman Salerno

ETFS Nominees Have the Right Expertise and Experience Compared to WisdomTree’s Entrenched Directors Who Have a Long History of Shareholder Value Destruction, Poor Oversight, and Reactionary Governance

ETFS Capital Urges WisdomTree Stockholders to Vote FOR All Three ETFS Capital Nominees on the GOLD Proxy Card Today

NEW YORK, June 12, 2023 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, today released a letter to its fellow WisdomTree stockholders, thanking them for their support.

The full text of the letter follows:

Dear Fellow Stockholders,

We wanted to thank you for your ongoing support of ETFS Capital’s three exceptional nominees for the board of directors of WisdomTree (the “Board”) in connection with the upcoming 2023 Annual Meeting of Stockholders.

In our discussions with stockholders, it has become clear to us that despite the Board’s attempts to obfuscate and distract stockholders from serious issues, the case for change at WisdomTree is simply irrefutable.

The Board’s hyperbolic response to its failures as highlighted by ETFS Capital over the past several weeks, has underscored the need for ‘real’ refreshment rather than the insufficient and disingenuous changes that the Board claims it has already made.

However, we understand that amid dueling campaigns it can be hard for stockholders to determine which narrative to accept and how to ultimately vote your proxy.

ETFS Capital encourages stockholders to ignore the rhetoric and to simply look at the Board’s track record and actions:

The Board:

•	Presided over the destruction of $1billion[1] of stockholder value.

•	Failed to translate record growth in AUM and net inflows into comparable gains in revenue growth and operating margin. Despite AUM hitting a record $91 billion in Q1 2023 – up 14.2% from the prior year – revenue only rose just 4.6% whereas Adjusted Operating Income and Adjusted Operating Margins both contracted by double-digits for the same period by 12.9% and 16.7% respectively.[2]

•	Is unwilling or unable to hold management accountable and instead has rewarded the CEO with outsized compensation, disconnected from performance.

•	Lacks relevant industry experience, skills and expertise, and true independence. It will only change when pushed by stockholders willing to speak up.

•	Remains entrenched and controlled by long-tenured directors – Frank Salerno, Win Neuger, and Anthony Bossone, who must be held to account. Only after ETFS Capital’s campaign and an adverse finding from Institutional Shareholder Services (“ISS”), does WisdomTree claim that it will review the Board committee chairs by the end of 2023.

•	Has proven to be both untrustworthy in upholding the will of shareholders and resistant to genuine refreshment by failing to renominate highly qualified director Deborah Fuhr who joined the Board in May 2022 as part of our cooperation agreement.

ETFS Capital:

•	Has advanced an irrefutable case for change and undertaken to hold the Board to account on behalf of all stockholders.

•	Is the largest combined owner of WisdomTree stock and fully aligned with its fellow stockholders.

•	Received support from both independent proxy advisory firms ISS and Glass, Lewis & Co. (“Glass Lewis”) for its call for boardroom change. Most notably, both ISS and Glass Lewis agreed that stockholders should withhold their votes from Chairman Salerno.

•	Has nominated three highly qualified individuals for the Board: Bruce E. Aust, Tonia Pankopf, and Graham Tuckwell, who will contribute much needed independence, stockholder perspective, expertise, and relevant backgrounds and experience to the Board if elected.

1 Source: FactSet, Company filings. Estimated as the change in total Market Value of WisdomTree stock from the end of 2017 ($1.7 billion) to the nomination date (April 12, 2023) ($933 million) plus the consideration paid for ETF Securities ($611m) plus small & medium investments ($47m).

2 SEC Filings, WisdomTree IR website

The Board’s track record is clear and the case for change is irrefutable. ETFS Capital’s nominees are committed to delivering real change for all stockholders and putting WisdomTree back on track.

Fellow stockholders, we thank you for your support to bring real change to the Board. Stockholders who have already voted on management’s proxy card – it is not too late to change your vote. Simply vote on the GOLD proxy prior to the meeting, and your later dated vote on the GOLD proxy will replace your earlier vote.

Sincerely,

Graham Tuckwell

ETFS Capital Limited

Copies of ETFS Capital’s campaign materials, definitive proxy statement, investor presentation, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James
+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani
+1-646-569-5897
ETFS@gagnierfc.com